EMPLOYMENT AGREEMENT
Avis Budget Group, Inc. (the “Company”) and David B. Wyshner (the “Executive”) are parties to this certain Employment Agreement amended and restated as of March 28, 2016 (the “Agreement”).
WHEREAS, the Company desires to continue to employ the Executive as a full-time employee of the Company and the Executive desires to continue to serve the Company in such capacity.
WHEREAS, the Company and the Executive agree to amend and restate the Agreement, originally entered into effective August 31, 2006 and amended and restated on December 29, 2008 and January 27, 2012 (the “Original Agreement”), in its entirety as set forth herein.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Agreement is amended and restated to read as follows:
SECTION I
EFFECTIVENESS
This Agreement shall be effective as of March 28, 2016 (the “Effective Date”).
SECTION II
EMPLOYMENT; POSITION AND RESPONSIBILITIES
The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement. During the Period of Employment, the Executive shall serve as the President and Chief Financial Officer of the Company. During the Period of Employment, the Executive shall report to, and be subject to the direction of, the Chief Executive Officer of the Company (the “Supervising Officer”). The Executive shall perform such duties and exercise such supervision with regard to the business of the Company as are associated with his position, as well as such additional duties as may be prescribed from time to time by the Supervising Officer. The Executive shall, during the Period of Employment, devote substantially all of his business time and attention to the performance of services for the Company. The Executive shall maintain a primary office and conduct his business in Parsippany, New Jersey (the “Business Office”), except for normal and reasonable business travel in connection with his duties hereunder.
SECTION III
PERIOD OF EMPLOYMENT
The period of the Executive’s employment under this Agreement (the “Period of Employment”) shall begin on the Effective Date and shall continue for an indefinite period, and may end at either the Executive’s election at any time or at the Company’s election at any time, for any reason or no reason, in each case, subject to the provisions of this Agreement.

SECTION IV
COMPENSATION AND BENEFITS
For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive officer, director or committee member of the Company or any subsidiary or affiliate of the Company, the Executive shall be compensated as follows:
(a)    Base Salary
The Company shall pay the Executive a fixed base salary (“Base Salary”) as mutually agreed between the parties, and the Executive shall be eligible to receive annual increases as the Company deems appropriate, in accordance with the Company’s customary procedures regarding salaries of senior officers. Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month. The Executive’s Base Salary shall not be less than $800,000 per annum.
(b)    Annual Incentive Awards
The Executive shall be eligible to earn a target Annual Bonus for each fiscal year of the Company ending during the Period of Employment (each, an “Annual Bonus”) equal to 125% of the Executive’s Base Salary for such fiscal year, if the Company achieves the applicable performance goals established by the Compensation Committee (the “Committee”) for such fiscal year. The Committee may establish such metrics whereby the Executive may earn an Annual Bonus in excess of the target Annual Bonus or an Annual Bonus less than the target Annual Bonus.
Any Annual Bonus that becomes payable to the Executive pursuant to this Section shall be paid to the Executive as soon as reasonably practicable following receipt by the Board of the audited consolidated financial statements of the Company for the relevant fiscal year, but in no event later than two and a half (2 ½) months following the end of the applicable fiscal year in which such Annual Bonus was earned. The Executive shall be entitled to receive any Annual Bonus that becomes payable in a lump sum cash payment, or, at his election, in any form that the Board generally makes available to the Company’s executive management team; provided that any such election is made by the Executive in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”).
(c)    Long-Term Incentive Awards
During the Period of Employment, the Executive shall be eligible for long term incentive awards as determined by the Committee in its discretion.
(d)    Additional Benefits
The Executive shall be entitled to participate in all other compensation and employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now in effect, or later established by the Company, on a basis no less favorable than as provided to any other similarly situated executive of the Company. The Executive shall participate to the extent permissible under the terms and provisions of such plans or programs, and in accordance with the terms of such plans and programs.

SECTION V
BUSINESS EXPENSES
The Company shall reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement in accordance with the applicable policies of the Company as in effect from time to time. The Executive shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and shall promptly provide all appropriate and requested documentation in connection with such expenses. Further, the Executive will receive access to Company aircraft or alternative air transportation, subject to applicable Company policies as in effect from time to time, for all reasonable travel in connection with the performance by the Executive of his duties and obligations under this Agreement.
SECTION VI
DEATH AND DISABILITY
The Period of Employment shall end upon the Executive’s death. If the Executive experiences a Disability (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive (or the Executive’s legal representative) upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive. For purposes of this Agreement, “Disability” shall have the meaning set forth in Section 409A. The Company’s obligation to make payments to the Executive under this Agreement shall cease as of such date of termination, except for Base Salary and any Annual Bonus earned but unpaid as of the date of such termination (the “Accrued Obligations”), and, in such event (a) each option to purchase shares of the Company common stock or stock appreciation right shall become immediately and fully vested and exercisable (to the extent not already vested) and, notwithstanding any term or provision relating to such option to the contrary, shall remain exercisable until the first to occur of the third (3rd) anniversary of the Executive’s termination of employment and the original expiration date of such option or stock appreciation rights, (b) all other long-term equity awards then outstanding shall become immediately vested, and (c) the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable) a cash amount equal to the Executive’s target Annual Bonus for the year in which the Executive is terminated multiplied by a fraction the numerator of which is the total number of days during the applicable calendar year during which the Executive was employed by the Company and the denominator of which is 365. Upon the Executive’s termination due to death or Disability, the Executive and each person who is his covered dependent at such time under the Company sponsored health and dental plan shall remain eligible to continue to participate in such plans (as they may be modified from time to time with respect to all senior executive officers) until the 2nd anniversary of such termination of employment or until Executive becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier (such benefits, the “Continuation of Health Benefits”).
SECTION VII
EFFECT OF TERMINATION OF EMPLOYMENT
(a)    Without Cause Termination and Constructive Discharge. Subject to the provisions of Section VII(d), if the Executive’s employment terminates during the Period of Employment due to either a Without Cause Termination or a Constructive Discharge (each as defined below): (i) the Accrued

Obligations shall be paid to the Executive in accordance with paragraph (d) below, (ii) the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable), on the sixty-first (61st) day following the Executive’s termination of employment (or, in the event that the Release Date (as defined in Section VII(d) below is extended in accordance with the dispute provisions set forth in Section VII(d) below, upon resolution of the dispute), an amount equal to 200% multiplied by the sum of (A) the Executive’s then current Base Salary, plus (B) the Executive’s then current target Annual Bonus; (iii) all outstanding unvested stock-based awards (including, without limitation, restricted stock units) that were scheduled to vest in accordance with their original vesting schedule by the two (2)-year anniversary of such termination of employment will immediately vest in full; provided that any such awards that vest based on the achievement of specified objective performance goals, will not vest in full in connection with such termination, but will remain outstanding and become vested or be forfeited at such time(s) as provided in accordance with the terms and conditions of the applicable award agreement based on actual achievement of the performance goals applicable for purposes of vesting of such awards; and (iv) each option to purchase shares of the Company common stock or stock appreciation right that becomes vested during the two-year period set forth in clause (iii) above or already vested, notwithstanding any term or provision thereof to the contrary, shall remain exercisable until the first to occur of the third (3rd) anniversary of the Executive’s termination of employment and the original expiration date of such option or stock appreciation right. Upon such termination, the Executive shall also be entitled to the Continuation of Health Benefits.
(b)    Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, the Accrued Obligations shall be paid to the Executive in accordance with paragraph (d) below. Outstanding stock options and other equity awards held by the Executive as of the date of termination shall be treated in accordance with their terms. Except as provided in this paragraph, the Company shall have no further obligations to the Executive hereunder.
(c)    For purposes of this Agreement, the following terms have the following meanings:
i.    “Termination for Cause” means termination by the Company of the Executive as a result of (a) the Executive’s willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary by the Executive, (c) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) the Executive’s gross negligence in the performance of his duties or (e) the Executive purposefully or negligently makes (or has been found to have made) a false certification to the Company pertaining to its financial statements.
ii.    “Constructive Discharge” means (a) any material failure of the Company to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary, as the same may be increased during the Period of Employment, or any material reduction in any other material element of compensation) or any material diminution to the Executive’s duties and responsibilities relating to service as an executive officer, including the Executive ceasing to be an executive officer and the most senior financial officer of a public company, (b) the Business Office is relocated to any location which is more than 30 miles from the city limits of Parsippany, New Jersey, (c) during the Period of Employment, the Executive is not the most senior financial officer of the Company, or (d) failure of a successor to the Company to assume this Agreement in accordance with Section XIV below. The Executive shall provide the Company a written notice of his intention to terminate employment pursuant to a Constructive Discharge within 60 days after the Executive knows or has reason to know of the occurrence of any such event which notice describes the circumstances being relied on for the termination with respect to this Agreement, and the Company shall have thirty (30) days after receipt of such notice to remedy the event prior to the termination for Constructive Discharge and, upon the timely remedy of such event, such event shall no longer constitute a basis for Constructive Discharge and the Executive’s notice of termination pursuant to a Constructive Discharge shall be rescinded.
iii.    “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to death, Disability, or Termination for Cause.
iv.    “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge or other than due to death or Disability.
(d)    Conditions to Payment and Acceleration; Section 409A; Section 105(h).
i.    Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under Section VII of this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
ii.    All payments due to the Executive under this Section VII shall be subject to, and contingent upon, the Executive (or his beneficiary or estate) (x) executing a release of claims against the Company and its affiliates (in such reasonable form determined by the Company in its sole discretion) within forty-five days following the Executive’s separation from service (or, in the event of a dispute, upon resolution of the dispute, provided that such extension does not result in, as applicable, the disputed payments constituting deferred compensation within the meaning of Section 409A or the imposition of additional taxes under Section 409A) and (y) failing to revoke such release (the date on which the release becomes irrevocable, the “Release Date”).
iii.    To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that, in each case, are considered deferred compensation subject to (and not otherwise exempt from) Section 409A, and that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier).
iv.    The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to the Executive under this Agreement and any compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or any such plan, program or arrangement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to the Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
v.    Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which Continuation of Health Benefits is provided to the Executive following termination of Executive’s employment; provided that the after-tax cost to the Executive of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment.
vi.    The payments due to the Executive under this Section VII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates.
SECTION VIII
OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT
(a)    The Executive shall, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. After the Period of Employment, the Executive shall cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses incurred by Executive by reason of such cooperation, including any loss of salary, and the Company shall make reasonable efforts to minimize interruption of the Executive’s life in connection with his cooperation in such matters as provided for in this paragraph.
(b)    The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive shall not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive shall not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive shall also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and shall remain the property of the Company or its affiliates.
(c)    (i) During the Period of Employment and for a two (2) year period following any termination of employment (the “Restricted Period”), the Executive shall not use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates.
(ii)    During the Restricted Period, the Executive shall not make any statements or perform any acts intended to have the effect of advancing the interest of any existing competitors (or any entity the

Executive knows to be a prospective competitor) of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates. During the Restricted Period, the Executive, without prior express written approval by the Board, shall not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder (other than being less than a 5% shareholder in a publicly traded company), officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s and its affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and those countries in the world where the Company then conducts business or has a plan to conduct business.
(iii)    During the Restricted Period, the Executive, without express prior written approval from the Board, shall not solicit any members or the then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates. Members and clients of the Company and its affiliates shall be deemed covered by this Section VIII(c)(iii) during the term of their business relationship with the Company or any of its affiliates and for a period of six (6) months following termination of any such business relationship.
(iv)    During the Restricted Period, the Executive shall not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall the Executive during such period directly or indirectly engage, employ or compensate, or cause any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates. An employee shall be deemed covered by this Section VIII(c)(iv) while so employed or retained and for a period of six (6) months thereafter. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.
(v)    For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term “affiliate” shall include without limitation all subsidiaries and material licensees of the Company.
(d)    The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company shall be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VIII without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VIII.

(e)    The period of time during which the provisions of this Section VIII shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
(f)    The Executive agrees that the restrictions contained in this Section VIII are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.
SECTION IX
INDEMNIFICATION
The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive (including payment of expenses in advance of final disposition of a proceeding).
SECTION X
CERTAIN TAXES
Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), then the Executive will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis, of the greatest portion of the Company Payments.  Any determination required under this Section X shall be made in writing by the independent public accountant of the Company (the ”Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive.  For purposes of making any calculation required by this Section X, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.  If there is a reduction of the Company Payments pursuant to this Section X, such reduction shall occur in the following order:  (A) any cash severance payable by reference to the Executive’s Base Salary or Annual Bonus, (B) any other cash amount payable to the Executive, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award.  For the avoidance of doubt, in the event that additional Company Payments are made to the Executive after the application of the cutback in this Section X, which additional Company Payments result in the cutback no longer being applicable, the Company shall pay the Executive an additional amount equal to the value of the Company Payments that were originally cutback.  The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Company Payments (if any) made during such calendar year, and shall pay such restoration within ninety (90) days of the last day of such calendar year.  In no event whatsoever shall the Executive be entitled to a tax gross-up or other payment in respect of any excise tax, interest or penalties that may be imposed on the Company Payments by reason of the application of Section 280G or Section 4999 of the Code.
SECTION XI
MITIGATION
The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.
SECTION XII
WITHHOLDING TAXES
The Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.
SECTION XIII
EFFECT OF PRIOR AGREEMENTS
Except as otherwise specifically set forth herein, this Agreement shall supersede any prior agreements between the Company and the Executive hereof, including, without limitation, the Original Agreement, and any such prior agreement shall be deemed terminated without any remaining obligations of either party thereunder, provided that this sentence shall not be interpreted to terminate the Executive’s existing participation in various stock-based compensation programs.
SECTION XIV
CONSOLIDATION, MERGER OR SALE OF ASSETS
Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or other entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. If (i) there is a merger, consolidation, sale of all or substantially all of the Company’s assets, or other business combination involving the Company, or (ii) all or substantially all of the stock of the Company is acquired by another company, the term “the Company” shall mean the successor to the Company’s business or assets referred to in (i) above or such company referred to in (ii) above, and this Agreement shall continue in full force and effect. Notwithstanding the foregoing, the Company shall require any successor thereto (whether direct or indirect, by purchase, merger, consolidation, or otherwise), by agreement in form and substance reasonably satisfactory to the Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

SECTION XV
MODIFICATION
This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver for the future or act on anything other than that which is specifically waived.
SECTION XVI
GOVERNING LAW
This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by the internal laws of that state.
SECTION XVII
ARBITRATION
(a)    Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section VIII for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.
(b)    The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.
(c)    Except as otherwise provided in this Agreement, the arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party shall bear the fees and expenses of its own attorney.
(d)    The parties agree that this Section XVII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVII shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(e)    The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.
SECTION XVIII
SURVIVAL
Sections VIII, IX, X, XI, XII and XIII shall continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.
SECTION XIX
SEPARABILITY
All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

AVIS BUDGET GROUP, INC.

/s/ Edward P. Linnen
By:	Edward P. Linnen
Title:	Executive Vice President, Chief Human Resources Officer

DAVID B. WYSHNER

/s/ David B. Wyshner
David B. Wyshner